Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Amendment to the Registration Statement on Form S-1 of Dynamic Short Short-Term Volatility Futures ETF (the “Fund”), a series of Dynamic Shares Trust (the “Trust”) and to the use of our report dated November 26, 2019 on the combined Statement of Condition of the Trust and individual Fund as of November 25, 2019. Such financial statement appears in such Amendment to the Registration Statement. We also consent to use of our name under the headings “Experts” and “Appointment of Auditor” in such Amendment to the Registration Statement.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
November 26, 2019